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                                                                    EXHIBIT 23.1


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Equity Office Properties Trust of our report dated February 23, 1998, except for Note 25, as to which the date is March 18, 1998, included in the 1997 Annual Report to Shareholders of Equity Office Properties Trust.

Our audits also included the financial statement schedule III, Real Estate and Accumulated Depreciation of Equity Office Properties Trust listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                   /s/ Ernst & Young LLP
                                                       ERNST & YOUNG LLP

Chicago, Illinois
March 26, 1998



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